Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. (333-182635) on Form S-8 of our report dated December 21, 2015 with respect to the financial statements and supplemental schedule of HomeTrust Bank KSOP Plan (f/k/a HomeTrust Bank 401(k) Plan) included in this Annual Report on Form 11-K for the year ended June 30, 2015.
/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
December 21, 2015